MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the SB-1 registration statement of Harrison Mining Inc. of our report dated February 13, 2006 on our audit of the financial statements of Harrison Mining Inc. as of December 31st, 2006, and the results of its operations and cash flows for the period ended Dec 31st, 2006 from inception and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
February 13, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501